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                                                                      EXHIBIT 12


                            NATIONAL CITY CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                            FOR THE PERIODS INDICATED


                                                THREE
                                               MONTHS
                                                ENDED                    YEARS ENDED DECEMBER 31,
                                              MARCH 31,  ----------------------------------------------------------
                                                1997       1996        1995        1994        1993          1992
                                              ---------  ---------   ---------   ---------   ---------    ---------

Net income                                     196,142     736,630     591,460     598,467     616,817      407,426
Income tax expense                              94,659     321,814     253,685     260,855     234,636      165,139
Cumulative effect of
     accounting changes, net                        --          --          --          --     (60,000)          --
                                               -------   ---------   ---------   ---------   ---------    ---------

Pre-tax income                                 290,801   1,058,444     845,145     859,322     791,453      572,565
                                               =======   =========   =========   =========   =========    =========
Fixed charges:
  Interest on indebtedness (a)                 127,592     496,670     525,988     326,277     238,171      227,807
  Interest portion of rental expense             5,251      19,705      18,595      17,207      18,417       25,557
                                               -------   ---------   ---------   ---------   ---------    ---------

Fixed charges excluding interest on deposits   132,843     516,375     544,583     343,484     256,588      253,364

     Interest on deposits                      299,652   1,216,089   1,249,698     910,737     887,426    1,153,053
                                               -------   ---------   ---------   ---------   ---------    ---------

Fixed charges including interest on deposits   432,495   1,732,464   1,794,281   1,254,221   1,144,014    1,406,417

Ratio of earnings to fixed charges:
     Excluding interest on deposits               3.19        3.05        2.55        3.50        4.08         3.26
     Including interest on deposits               1.67        1.61        1.47        1.69        1.69         1.41
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(a) Interest expense includes amortization of debt expense and discount or premium relating to any indebtedness.